Exhibit 5.1

June 29, 2015
Blackhawk Network Holdings, Inc.
6220 Stoneridge Mall Road
Pleasanton, CA 94588

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:
With reference to the Registration Statement on Form S-8 to be filed by Blackhawk Network Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to $50,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) to be made available pursuant to the Blackhawk Network Holdings, Inc. Deferred Compensation Plan established by the Company (the “Plan”), it is our opinion that such Deferred Compensation Obligations, when duly authorized and created in accordance with the Plan and applicable resolutions of the Board of Directors, will be valid and binding obligations of the Company enforceable in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

The foregoing opinion is limited to the federal laws of the United States, the laws of the State of California, and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement on Form S-8.

Very truly yours,
PILLSBURY WINTHROP SHAW
PITTMAN LLP